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                               LAND O'LAKES, INC.
                                  NEWS RELEASE

FOR MORE INFORMATION CONTACT:

         Lydia Botham, Land O'Lakes, Inc.            651-481-2123
         Julie Maschhoff, The Maschhoffs, Inc.       618-594-2125


THE MASCHHOFFS AND LAND O'LAKES REACH AGREEMENT ON PURCHASE OF SWINE PRODUCTION ASSETS

SEAMLESS TRANSITION ANTICIPATED

February 15, 2005 (Arden Hills, MN) ... Land O'Lakes, Inc. and The Maschhoffs, Inc. today announced an agreement for Maschhoff West LLC to purchase substantially all of Land O'Lakes swine production assets. Terms of the agreement were not disclosed, but officials of the two organizations indicated they anticipate the transaction will be completed by the end of the first quarter 2005.

The transaction involves approximately 60,000 sows, associated inventory, related market hog production, and contract production facilities in Oklahoma, Missouri, Iowa and Illinois, along with swine production facilities in Oklahoma. Representatives of Land O'Lakes and the Maschhoffs termed the deal a very positive match, citing the complementary goals and values of the two organizations.

"We are pleased to have found a buyer for our swine business with more than a century of swine production experience, a solid reputation and history of success, financial strength and long-term commitment to the swine industry," Land O'Lakes President and Chief Executive Officer (CEO) Jack Gherty said. "The fact that our two organizations have similar values and operating philosophies should make this a smooth transition for producers and employees.

Ken Maschhoff, President and CEO of The Maschhoffs, Inc. said, "We view this as a very attractive growth opportunity. Land O'Lakes swine production assets, operations and people reflect our own focus on values, quality, environmental leadership and production efficiency. This is a natural fit both with our existing operations and our commitment to growth."

Once the transaction is complete, Maschhoffs will be one of the nation's largest, independent, family-owned swine production operations, with more than 110,000 sows. In making the announcement, Ken Maschhoff indicated he expected a smooth and seamless transition.



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"We intend to operate with the same producers and the same facilities,"
Maschhoff said. "We also intend to offer employment to the current Land O'Lakes Swine Production Division employees and we will assume all current producer production agreements and current feed contracts with local cooperatives."

Under the terms, Land O'Lakes will continue to hold all current aligned system contracts, supplying them through an agreement with the Maschhoffs.

Gherty indicated that the stability for producers and employees was an important aspect of the sales agreement.

Land O'Lakes, Inc. (www.landolakesinc.com) is a national farmer-owned food and agricultural cooperative with annual sales of more than $7 billion. Land O'Lakes does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, crop nutrients and crop protection products) and services.

The Maschhoffs, Inc. (www.themaschhoffs.com), is a pork production management company headquartered in Carlyle, Illinois. As a family-owned business, they have over 100 years of experience in pork production. They currently manage over 50,000 sows and associated market hog production in Illinois, Indiana, and Iowa. The company focuses on creating environmentally and economically sustainable pork production systems by networking with more than 150 other independent farm operations.